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                                                                 Exhibit 99.h(1)


                     MANAGEMENT AND ADMINISTRATION AGREEMENT


         AGREEMENT made this 17th day of June, 1998, (the "Agreement") between Summit Investment Trust (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219, and BISYS Fund Services Ohio, Inc. (the "Administrator"), having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219.

         WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the U.S. Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain Administrator to furnish management and administration services to certain investment portfolios of the Trust, and any classes of such portfolios, and may retain Administrator to serve in such capacity with respect to additional investment portfolios and classes of the Trust, all as now or hereafter may be identified in Schedule A hereto as such Schedule may be amended from time to time (such investment portfolios individually referred to herein as a "Fund" and collectively referred to herein as the "Funds");

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       Services as Manager and Administrator.

                  Subject to the direction and control of the Board of Trustees of the Trust, Administrator will assist in supervising all aspects of the operations of the Funds except those performed by the investment adviser for the Funds under its Investment Advisory Agreement, the investment sub-advisor for the Funds under its Investment Sub-Advisory Agreement, the custodian for the Funds under its Custodian Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant for the Funds under its Fund Accounting Agreement, as such Agreements may be amended or restated from time to time.

                  Administrator will maintain office facilities (which may be in the offices of Administrator or an affiliate but shall be in such location as the Trust shall reasonably determine); furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Commission on Form N-SAR or any replacement forms therefor; assist the Trust or its designee in the preparation of, and file, all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; assist to the extent requested by the Trust with the Trust's preparation of its Annual and Semi-Annual Reports to Shareholders and its Registration Statements (on Form N-1A or any replacement therefor) and amendments thereto; compile data for, prepare and file Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act; keep and maintain the financial accounts and records of the Funds, including calculation of daily expense accruals; in the case of money market funds, conduct periodic reviews of the amount of the deviation, if any, of the current net asset value per share (calculated using available market quotations or an appropriate substitute that


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reflects current market conditions) from each money market fund's amortized cost price per share; and generally assist in all aspects of the operations of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
Administrator may delegate some or all of its responsibilities under this Agreement.

                  Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor; and provided further, that Administrator shall be responsible, to the extent provided in Section 4 hereof, for all acts of such subcontractor as if such acts were its own.

         2.       Fees; Expenses; Expense Reimbursement.

                  In consideration of services rendered and expenses assumed pursuant to this Agreement, each of the Funds will pay Administrator on the first business day of each month, or at such time(s) as Administrator shall request and the parties hereto shall agree, a fee computed daily and paid as specified below calculated at the applicable annual rate set forth on Schedule A hereto. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                  For the purpose of determining fees payable to Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Fund as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of each class of such Fund.

                  Administrator will from time to time employ or associate with itself such person or persons as Administrator may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be directors, officers, or employees who are employed by both Administrator and the Trust. The compensation of such person or persons shall be paid by Administrator and no obligation may be incurred on behalf of the Funds in such respect. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, fees of Trustees who are not partners, officers, directors, shareholders or employees of Administrator, the investment adviser, investment sub-adviser or distributor for the Funds, Commission fees and state Blue Sky qualification and renewal fees and expenses, investment advisory fees, custodian fees, transfer and dividend disbursing agents' fees, fund accounting fees, including



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pricing of portfolio securities, service organization fees, certain insurance premiums, outside and, to the extent authorized by the Trust, inside, auditing and legal fees and expenses, costs of maintenance of corporate existence, typesetting and printing prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' and Trustees' reports and meetings and any extraordinary expenses will be borne by the Funds; provided, however, that nothing hereinabove set forth shall be read to preclude the Funds from providing for the payment of certain of the above expenses by other persons.

                  If in any fiscal year the aggregate expenses of a particular Fund (as defined under the securities regulations of any state having jurisdiction over the Trust) exceed the expense limitations of any such state, Administrator will reimburse such Fund for a portion of such excess expenses equal to such excess times the ratio of the fees respecting such Fund otherwise payable to Administrator hereunder to the aggregate fees respecting such Fund otherwise payable to Administrator hereunder and to First Summit Capital Management under the Investment Advisory Agreements between First Summit Capital Management and the Trust, provided, however, that if such Investment Advisory Agreement shall not be then in effect, Administrator will reimburse the Fund for all of such excess. The expense reimbursement obligation of Administrator is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, Administrator shall reimburse a particular Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Trust so require. Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

         3.       Proprietary and Confidential Information.

                  Administrator agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

         4.       Limitation of Liability.

                  Administrator shall not be liable for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also a director, employee, or agent of Administrator, who may be or become an officer, Trustee, employee, or agent of the Trust or the Funds shall be deemed, when rendering services to the Trust or the Funds, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a director, employee, or agent or one under the control or direction of Administrator even though paid by it.



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         5.       Term.

                  This Agreement shall become effective as of the date first written above (or, if a particular Fund is not in existence on that date, for such Fund on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and shall continue until June 17, 2001, and unless sooner terminated as provided herein, thereafter shall be renewed automatically for successive one-year terms, unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided that such continuance is specifically reviewed and approved at least annually (a) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of the Funds to which this Agreement applies and (b) by the majority of the Trust's Trustees who are not parties to the Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The scope of such review shall be whether there is any "cause" (as defined below) that would justify terminating the Agreement. This Agreement is terminable with respect to a particular Fund through a failure to renew at the end of the initial term or a one-year term; upon mutual agreement of the parties hereto; or for "cause" by the party alleging "cause," in any case on not less than 60 days notice by the Trust's Board of Trustees or by Administrator. Written notice not to renew may be given for any reason, with or without "cause" (as defined below).

                  For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case with respect to that party as the debtor under Title 11 of the United States Internal Revenue Code of 1986 as amended, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties, as contemplated herein. Notwithstanding the foregoing, the absence of either or both an annual review or ratification of this Agreement by the Board of Trustees shall not, in and of itself, constitute "cause" as used herein.

                  Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in Schedule A attached hereto, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  If, for any reason other than "cause" as defined above, the Administrator is replaced as fund manager and administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to the Administrator equal to the balance due the Administrator for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date the Administrator is replaced, or a third party is added, will remain constant for the balance of the contract term.


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                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained to provide administration services and
(ii) for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Trust shall be the greater of: (i) the asset level calculated for the Trust at the time the Trust's Board of Trustees receives notification of an intention on the part of Fund management to effect such a business reorganization or liquidation; (ii) the asset level calculated for the Trust at the time the Trust's Board of Trustees formally approves such a business reorganization or liquidation; or (iii) the asset level calculated for the Trust on the day prior to the first day during which assets are transferred by the Trust pursuant to the plan of reorganization or liquidation. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred pursuant to the plan of reorganization or liquidation.

                  The parties further acknowledge and agree that, in the event the Administrator ceases to be retained, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.

         6. Governing Law and Matters Relating to the Trust as a Massachusetts Business Trust.

                  This Agreement shall be governed by the law of the Commonwealth of Massachusetts. The names "Summit Investment Trust" and "Trustees of Summit Investment Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of March 8, 1994, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed and hereafter filed. The obligations of "Summit Investment Trust" entered into in the name of or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.



SUMMIT INVESTMENT TRUST                     BISYS FUND SERVICES
                                            OHIO, INC.


By: /s/ Craig C. Rudesill                   By: /s/ Walter B. Grimm
   -----------------------                     -------------------------

Name: Craig C. Rudesill                     Name: Walter B. Grimm
     ---------------------                       -----------------------

Title: Secretary                            Title: Senior Vice President
      --------------------                        ----------------------



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                                   SCHEDULE A
                                     TO THE
                     MANAGEMENT AND ADMINISTRATION AGREEMENT
                         BETWEEN SUMMIT INVESTMENT TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


    Name of Fund                                Compensation
    ------------                                ------------

Summit High Yield Fund               Annual Rate of 20 one-hundredths
                                     of one percent (.20%) of  average
                                     daily net assets of each class of such Fund

Summit Emerging Markets Bond Fund    Annual Rate of 20 one-hundredths of one
                                     percent (.20%) of average daily net assets of each class of such Fund



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